Exhibit 10.8

April 25, 2018

Oscar Schmidt
Latin America

Dear Oscar:

MetLife, Inc. recognizes and appreciates that you engage in business travel to advance the interests of MetLife, Inc. and its affiliates (together, "MetLife"), and that business travel is a necessary part of your role. We also recognize that your business travel may result in individual income tax liability in the U.S. As a result, MetLife, Inc. is willing to cause whichever MetLife company employs you in Argentina from time to time (as applicable, the "Company") to provide you with tax equalization for your business travel to the U.S. from Argentina and U.S. (the "Arrangement"); and tax preparation support services from January 1, 2018 through December 31, 2020. This letter is the Agreement that provides for these tax-related benefits to you.

1.
The purpose of the Arrangement is to provide you with the following "Tax Equalization": the cost to you of individual income taxes you owe on account of your MetLife or business travel on payments made to you by the Company on and after the Effective Date and during the period covered by the Arrangement will equal the cost to you of income taxes you would have owed had that income been taxable solely in your country of residence. For purposes of the Arrangement, your country of residence and taxing jurisdiction is defined as Argentina. For purposes of Tax Equalization for business travel, the host country is U.S.

2.
The Company will pay amounts on your behalf (or reimburse you) and, to the extent necessary, take deductions or withhold amounts from your compensation as it reasonably determines necessary to effectuate Tax Equalization through December 31, 2018 Effective December 31, 2018 the Tax Equalization will end. You consent to such deductions or withholding. Information concerning tax withholding and how tax equalization costs will be reconciled can be found in Attachment "A" of this Arrangement.

3.
To effectuate the purposes of the Arrangement, you agree to use a firm chosen by MetLife for tax return preparation at a reasonable cost incurred by the Company and related services U.S. during the term of the Arrangement and through December 31, 2020.

4.
Due to certain tax law requirements, all data MetLife needs to determine any Tax Equalization for a tax year must be provided by you or your tax preparer within a time frame that permits MetLife or the tax preparer to determine any tax amounts it is reimbursing or paying by the later of the end of your tax year following the tax year in which (i) you remit taxes, or (ii) you conclude any tax audit or tax litigation.

5.
MetLife will apply the Arrangement exclusively to compensation paid (and therefore taxable) to you during the period described in this letter as covered by the Arrangement. MetLife will not bear the cost of any taxes, interest, penalties, audit response/defense, or related services you incur for periods outside those covered by the Arrangement. Consequently, the Arrangement does not apply to calendar years or tax periods prior to January 1, 2018 or to amounts such as long-term incentives paid in tax periods outside the Arrangement regardless of whether the compensation was fully or partially earned or vested during the period covered by the Arrangement.

6.
The Arrangement shall continue until the earliest of (a) the date your employment with MetLife is terminated for any reason, (b) the date MetLife relocates or reassigns you to, a country other than Argentina, (c) the date you decline to accept relocation from MetLife to country other than Argentina or (d) December 31, 2018 for purposes of the tax equalization services due to business travel into the U.S. and December 31, 2020 for purposes of U.S. tax return preparation services MetLife, Inc. also reserves the right to terminate the Arrangement if you do not comply with the immigration and/or work permit documentation requirements of any jurisdiction to which you travel on behalf of MetLife, or if at any time your job performance fails to meet MetLife's expectations.

7.
Upon termination of your eligibility for Tax Equalization on December 31, 2018, payments made to you thereafter shall cease. You will be personally liable for any and all tax liability for payments made to you by MetLife on and after the date of the termination of the Arrangement as a result of business-related travel or otherwise at applicable rates, regardless of your continued employment with MetLife and/or residence in Argentina or otherwise.

8.
Neither this letter, nor the Arrangement described in this letter should be construed as a guarantee of employment for any specific period of time. This letter is the entire agreement between you and MetLife regarding the matters described herein, including any gross-up for taxes owed, and cannot be amended except by a written document signed by you and an officer of MetLife, Inc. with authorization or approval of the MetLife, Inc. Compensation Committee and Board of Directors if MetLife determines necessary. This letter has been authorized by the MetLife, Inc. Compensation Committee and Board of Directors.

Please sign below to acknowledge the terms of the Arrangement and return an original to me at your earliest convenience.
Sincerely yours,
MetLife, Inc.

By:/s/Susan M. Podlogar
Susan Podlogar
Executive Vice President and Chief Human Resources Officer
Accepted & Agreed:

By: /s/Oscar Schmidt
Oscar Schmidt

Date: 04/27/18

Attachment A

This Attachment describes how MetLife and you will execute responsibilities under the
Agreement.

Tax years 2018, 2019, 2020:

•
Throughout 2018, the Company will deduct an amount equivalent to its estimate of your estimated Argentina tax rate (currently estimated at 35%) from your base salary and any supplemental payments (for example, bonuses incentive compensation or equity compensation) as and when they are paid or delivered to you.

•	MetLife’s tax equalization obligation terminates on December 31, 2018.

•
Through December 31, 2018 the tax preparer will review all tax deposits, filings, credits and exemptions claimed by you and the Company in relation to your Arrangement and will produce an equalization reconciliation statement. The purpose of this statement is to ensure that you do not pay more or less than the tax rate you would have owed if you had lived and worked only in Argentina for the periods covered by the Arrangement.

•
Deposits made by the Company to taxing authorities on your behalf from January 1, 2018 through December 31, 2018 could result in refund checks/deposits paid directly to you by various taxing authorities after December 31, 2018. To the extent that the equalization reconciliation statements show that with those refunds taken into account, the Company has borne a portion of your tax liability beyond what is the Company's responsibility under this agreement, you agree to pay any such excess amounts back to MetLife.

•
To the extent that the equalization reconciliation statements show that you paid more than your Argentina tax rate in taxes on your MetLife income paid while the Arrangement is in effect, MetLife will pay any additional amount necessary to reduce your tax obligation to the Argentina rate consistent with the Arrangement, within 30 days of being notified of any underpayment of taxes by the tax preparer.

•
MetLife understands that you may want additional details regarding the equalization reconciliation statement from the tax preparer. As a result, MetLife will expect re payment of any amount owed to MetLife, within 30 days of the date that the tax equalization reconciliation statement is first issued by the tax preparer.

•
While tax equalization continues through December 31, 2018, tax preparation support will continue through December 31, 2020. You will in all events bear the obligation to pay for the portion of tax preparation fees attributable to the period after December 31, 2020.